Exhibit 10.1

Execution Version

Curetis GmbH as borrower Certain Companies as Guarantors and European Investment Bank as Bank
Standstill AGREEMENT

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THIS AGREEMENT is dated 4 July 2023 and entered into between:

(1)	Curetis GmbH, a limited liability company organised under the laws of the Federal Republic of Germany having its corporate seat in Holzgerlingen, Germany and its business address at Max-Eyth-Strasse 42, 71088 Holzgerlingen, Germany which is registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Stuttgart under HRB 756134 (the "Borrower");
(2)	The Companies listed in Schedule 1 (The Guarantors) as guarantors under the Finance Contract (as defined below) (together with the Borrower, the "Obligors");
(3)	The European Investment Bank, having its Head Office at 100, boulevard Konrad Adenauer, L-2950 Luxembourg-Kirchberg, Grand Duchy of Luxembourg, as lender under the Finance Contract (as defined below) (the "Bank");

(the parties in (1) to (3) are together referred to as the "Parties" and each as a "Party").

RECITALS:

(A)	Reference is made to the Finance Contract (as defined below).
(B)	The Bank has been informed by the Borrower that the Borrower is not able to meet certain obligations under the Finance Contract.
(C)	The Bank and the Borrower have entered into good faith, arms’-length negotiations with the aim to agree on, and determine the cornerstones of, a consensual restructuring. The further steps towards a consensual and viable financial restructuring of the Group (as defined below) involving the various stakeholders in the Borrower (the "Restructuring") are being carefully considered among the Parties and will, among others, require the Borrower to instruct a reputable third party restructuring expert satisfactory to the Bank (the "Restructuring Expert") to prepare a restructuring opinion (the "Restructuring Opinion") ("Sanierungsgutachten") substantially in the form outlined in the proposal by the Restructuring Expert in Schedule 2 (the "Proposal") and in compliance with the requirements set forth by the court rulings of the German Federal Court of Justice (Bundesgerichtshof) on restructuring opinions in general (e.g. BGH Urt. v. 12.05.2016 – IX ZR 65/14) in respect of the Group.
(D)	This Agreement is concluded to allow for sufficient time for the Restructuring Opinion to be prepared and for all relevant Parties to negotiate the terms of the Restructuring and to reach a general consensus in relation to the commercial concept of the Restructuring in the form of a binding legal term sheet (the "Restructuring Term Sheet") which shall form the basis of a restructuring amendment concerning the Finance Contract.
(E)	The Borrower paid a partial payment of interest which was due on 22 June 2023 in the amount of EUR 1,000,000.00 (one million) ("Partial Payment") on the 22 June 2023 to the Bank. The Bank (i) confirmed receipt of the Partial Payment and (ii) applied the Partial Payment in accordance with Article 5.05 Finance Contract.

IT IS AGREED as follows:

1.	Definitions and Interpretation
1.1	Definitions

In this Agreement:

"Creditor" means:

(a)	any person from which the Borrower is purchasing any inventory (including under any advance or deferred purchase agreement);

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(b)	any person with whom the Borrower has entered into a lease or hire purchase agreement;
(c)	any person with whom the Borrower has entered into an arrangement for the sale or discounting of receivables (other than receivables which are sold on a non-recourse basis);
(d)	any person acting as hedge counterparty under hedging agreements with the Borrower;
(e)	any other lender under a bilateral loan facility with an Obligor.

"Finance Contract" means the finance contract originally dated 12 December 2016 and entered into between the Borrower as borrower and the Bank as lender, as amended on 22 April 2018, 20 May 2019 and 23 May 2022 and as further amended and/or restated from time to time.

"Liquidity Forecast" means the thirteen weeks rolling cash-flow forecast for the Borrower (relating, for the avoidance of doubt, to the Group) in form and substance satisfactory to the Bank and meeting also each of the following requirements:

(a)	prepared by the management of the Borrower on a bi-weekly basis (first Liquidity Forecast to be submitted to the Bank on 14 July 2023 at the latest), based on the data available at the respective date falling one week prior to the provision of each Liquidity Forecast;
(b)	validated and presented to the Bank by the Restructuring Expert including a statement from the Restructuring Expert that the Borrower's funding will continue to be secured at least during the thirteen-week forecast period; and
(c)	providing a comprehensive and up-to-date analysis of the short-term liquidity needs of the Borrower.

"Material Change to Restructuring" means the occurrence of any of the following events and circumstances:

(a)	the Restructuring Expert determines that there are no prospects for a successful Restructuring and it will therefore not be in a position to issue a positive Restructuring Opinion;
(b)	the Bank has demanded the repayment of all or part of the loan in accordance with the provisions of the Finance Documents;
(c)	the further negotiations between the Borrower and the Bank on the implementation of the Restructuring have failed; or
(d)	one of the Group companies becomes illiquid or over-indebted or initiates proceedings for the restructuring, insolvency or winding up of the Group companies or analogue proceedings in the relevant jurisdictions.

"Relevant Defaults" mean each default or event of default relating to amounts which became due and payable on 22 June 2023 under a Finance Document which continues to exist as of the date of this Agreement and excluding, for the avoidance of doubt, any default or event of default under a Finance Document which occurs or continues to exist after the date of this Agreement.

"Standstill Period" means the period from (and including) the date of this Agreement until the occurrence of the earlier of the following events:

(a)	30 November 2023;
(b)	the occurrence of a Termination Event; or

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(c)	the point in time when all relevant parties have signed (i) a restructuring agreement and (ii) all conditions precedent under such restructuring agreement have been satisfied (including the issuance of the final Restructuring Opinion by the Restructuring Expert).

"Termination Event" means an event or circumstance which allows the Bank to terminate this Agreement pursuant to Clause 6 (Termination) and, in addition, the receipt (Zugang) by the Borrower of a Termination Notice.

"Termination Notice" has the meaning assigned to this term in Clause 6.1 (Termination Notice) below.

1.2	Construction
(a)	The definitions shall apply equally to both the singular and plural forms of the terms defined.
(b)	Whenever reference is made to a person in this Agreement, it includes its respective successors or assigns.
(c)	Any reference in this Agreement to a document shall (without prejudice to any prohibition of amendments) include all amendments to the relevant document, unless expressly provided otherwise.
(d)	Section, Clause and Schedule headings are for ease of reference only.
(e)	Unless otherwise defined in this Agreement, terms defined in the Finance Contract shall have the same meaning when used in this Agreement.
1.2	Third Party Rights

A person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this Agreement.

2.	Conditions Precedent

The provisions of Clause 3 (Standstill) of this Agreement shall become effective only upon the occurrence of the condition precedent that the Borrower submits an engagement letter to the Bank (in form and substance satisfactory to the Bank) for the instruction of the Restructuring Expert to prepare the Restructuring Opinion ("Sanierungsgutachten") in compliance with the requirements set forth by the court rulings of the German Federal Court of Justice (Bundesgerichtshof).

3.	Standstill
3.1	In consideration for the mutual promises contained herein, the Bank undertakes and agrees with the Obligors that, with regard to the Relevant Defaults only and only during the Standstill Period, they:
(a)	will not exercise any right of cancellation, termination or acceleration under or in connection with any Finance Document;
(b)	will not take any steps to commence or threaten to commence or support any legal action or proceedings against any Obligor or any member of the Group;
(c)	will not take any steps to enforce any security granted under or in connection with any Finance Document or appoint or require the appointment of an insolvency administrator to any Obligor or over the assets of any Obligor;

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(d)	will not take any action or exercise any right under any Finance Document or refuse any right of the Obligors under any Finance Document; and
(e)	will not petition for, threaten, initiate or vote in favour of any resolution or take any other action or steps whatsoever against or in respect of any Obligor which may lead to the commencement of any insolvency proceedings (Insolvenzverfahren) or similar proceedings under any applicable laws in respect of an Obligor (or a member of the Group) or over any of the Obligor's assets (or assets of a member of the Group).
3.2	For the avoidance of doubt, the above standstill provisions only apply in relation to such rights of the Bank which directly result from the Relevant Defaults and any other rights of the Bank under or in connection with the Finance Document shall remain unaffected by this Agreement. In particular, the Bank shall not be obliged to provide any additional funding to the Borrower or any other member of the Group.
4.	Obligors

The terms and conditions set forth under any Finance Document (including representations, undertakings and events of default) continue to apply subject to the terms of this Agreement and the Obligors make the further representations and enter into the further undertakings set out in this Clause 4 (Obligors).

4.1	Representations

On the date of this Agreement each Obligor hereby represents and warrants to the Bank that:

(a)	it is a corporation, limited liability company or partnership with limited liability, duly incorporated or, in the case of a partnership, established and validly existing under the law of its jurisdiction of incorporation;
(b)	no insolvency proceedings or creditors' process (in each case as such term is defined under any Finance Document) has been taken, initiated or, to its knowledge, threatened in relation to it, and no insolvency event of default under any Finance Document applies to it;
(c)	it has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into and performance of this Agreement;
(d)	no litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency which, if adversely determined, are reasonably likely to cause a Material Change to Restructuring have been started or threatened against it; and
(e)	any written information delivered by it during the Standstill Period under or in connection with this Agreement to the Bank is true, complete, correct and not misleading in any material respect.
4.2	General Information Undertakings

The Borrower undertakes that during the Standstill Period it will:

(a)	not, and shall procure that no other member of the Group shall, declare or distribute dividends, or make any payment in respect of any intercompany loan provided by a direct or indirect shareholder of OpGen Inc, or return or purchase shares.
(b)	not seek to place any Creditor in a better position than it is under the underlying relevant financing agreements as of the date of this Agreement;
(c)	ensure that during the Standstill Period any of its members of management, in particular any member of the Group's senior management actively cooperates with EIB in order to support a successful restructuring;

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(d)	deliver the Liquidity Forecast on a rolling basis going forward;
(e)	deliver and release to the Bank the final draft of a Restructuring Opinion until 15 November 2023;
(f)	support the Restructuring, in particular by participating in meetings and by delivering such information relating to the business of the Obligors as the Bank may reasonably request;
(g)	deliver and release to the Bank by no later than 10 days after the date of this Agreement fully executed reliance letters from the Restructuring Expert giving reliance to the Bank who requests such reliance in relation to the Restructuring Opinion;
(h)	ensure that the Restructuring Expert shall
(i)	deliver to the Bank a first draft Restructuring Opinion by no later than 30 September 2023 with the scope set out in (ii) below;
(ii)	deliver to the Bank a final Restructuring Opinion by no later than 30 November 2023 which:
(1)	covers the planning period (being the period by which the Bank intends to extend the duration of its loans under the Finance Contract to the Borrower and the duration of the planning period shall be not less than 24 months);
(2)	includes an extended business planning covering the planning period (see above) to use this extended forecast as a basis for further negotiations;
(3)	includes analysis of minimum liquidity levels required in the Group;
(4)	assesses whether the Group has sufficient and appropriate management resources and capabilities to implement the restructuring measures;
(5)	includes an overview of all existing creditors of the Group;
(6)	responds to other reasonable comments and questions of the Bank relating to the Restructuring, liquidity planning and other work products of the Restructuring Expert;
(iii)	have access to any and all documentation, records and any other sources of information in relation to the Group (to the extent that such access can reasonably be arranged by the Group);
(iv)	be released from all confidentiality requirements and instructed to communicate directly with the Bank; and
(v)	promptly receive any and all information and/or documentation in relation to the Group (to the extent that such information can reasonably be considered to be within the control of or obtainable by the Group);
(i)	make reasonable efforts to ensure that the Bank has access to the Restructuring Expert until the final Restructuring Opinion is available;
(j)	promptly upon becoming aware of the same, notify the Bank of:
(i)	any event or circumstance which adversely affects or may be expected to adversely affect the validity or enforceability of the security interests constituted pursuant to any security granted under or in connection with any Finance Document in any material respect; and

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(ii)	any event (other than the Relevant Defaults) that would entitle the Bank to terminate this Agreement.

For the avoidance of doubt, all information undertakings under the Finance Documents shall remain unaffected by the above and shall continue to apply.

5.	No Waiver

Except as expressly agreed in this Agreement and subject to the standstill stipulated in Clause 3.1 nothing contained in this Agreement shall constitute a waiver of any rights of the Bank under any Finance Document or another agreement with a third party by reason of any breach, default or event of default which has occurred prior to or after the date of this Agreement, and the Bank reserves any rights it may have against any Obligor or any other member of the Group or a third party under any Finance Document, any other agreement or statutory provisions in relation to any such breach, default or event of default or termination rights. The agreements in Clause 3 (Standstill) do not constitute a waiver or forgiveness of any right or claim, but are only agreements to refrain from exercising the rights, in each case referred to therein during the Standstill Period only.

Without limiting the foregoing, no failure or delay or single or partial exercise by the Bank in exercising any of its rights or remedies under this Agreement shall be construed as a waiver of such right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

Each Obligor hereby confirms that the Guarantees are not invalidated, reduced, prejudiced or released by or as a result of this Agreement and remain valid and in full force and effect.

6.	Termination
6.1	Termination Notice

The Bank may terminate this Agreement (other than with respect to Clauses 1 (Definitions and Interpretation), 7 (Costs and Expenses), 14 (Governing Law) and 16 (Place of Jurisdiction)) by giving notice thereof to the Borrower (the "Termination Notice") if:

(a)	an event of default, termination right or cancellation right under a Finance Document occurs and is continuing other than a Relevant Default;
(b)	any representation or warranty or statement made or deemed to be made by the Borrower or any other Obligor in this Agreement is or proves to have been incorrect or misleading in any material respect when made or deemed to be made, unless the circumstances giving rise to the misrepresentation, breach of warranty or misstatement:
(i)	are capable of remedy; and
(ii)	are remedied within five (5) Business Days of the earlier of the Bank giving notice of the misrepresentation, breach of warranty or misstatement to the Borrower and any Obligor becoming aware of the misrepresentation, breach of warranty or misstatement;
(c)	any of the Obligors, as applicable, fails to comply with the undertakings and/or obligations in this Agreement (including, for the avoidance of doubt, the undertaking in Clause 4.2(e) of this Agreement), unless such failure is capable of remedy and is actually remedied within five (5) Business Days of the earlier of (i) the Bank giving notice of such failure to the Borrower or the relevant Obligor and (ii) the Borrower or the relevant Obligor becoming aware of the failure to comply;

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(d)	a Material Change to the Restructuring occurs;
(e)	the Liquidity Forecast shows a negative liquidity shortfall within the thirteen weeks rolling cash-flow forecast period;
(f)	the instruction to prepare the final Restructuring Opinion is rescinded, repealed and/or terminated;
(g)	the Bank has terminated the Finance Contract; or
(h)	one of the Obligors is either illiquid or over-indebted or initiates voluntarily proceedings for the winding up, liquidation, administration or restructuring of the relevant Obligor.
6.2	Effect of Termination Notice

Upon delivery of a Termination Notice by the Bank to the Borrower and subject to Clause 6.3, this Agreement shall no longer be binding.

6.3	Survival of certain Clauses

Clauses 1 (Definitions and Interpretation), 7 (Costs and Expenses), 14 (Governing Law) and 16 (Place of Jurisdiction) shall remain in full force and effect notwithstanding the termination of this Agreement pursuant to Clauses 6.1 (Termination Notice) and 6.2 (Effect of Termination Notice) above.

6.4	Termination Event
(a)	If the Borrower:
(i)	receives notice from a Party referring to this Agreement, describing a Termination Event and stating that the event is a Termination Event; or
(ii)	is aware of the non-payment of any amounts owed by the Obligors to the Bank,

it must promptly notify the Bank.

7.	Costs and Expenses

Each of the Obligors shall, without undue delay, but in any case within ten (10) Business Days, on demand pay (or procure payment) to the Bank the amount of all costs, charges, fees, stamp duties and expenses (including fees for legal advisers) reasonably incurred by the Bank directly or indirectly in connection with the negotiation, preparation, translation, notarisation, printing, entry into and execution, performance, amendment, enforcement, or the preservation of any rights under this Agreement, or any waiver or consent in relation thereto, in each case together with any applicable value added tax or other taxes.

8.	No Amendments of Finance Documents

This Agreement does not amend, cancel or extinguish any Finance Document or any of the terms of any Finance Document provided that if there is any conflict between the terms of any Finance Document and this Agreement, the provisions of this Agreement shall prevail.

9.	Schedules and Finance Documents
9.1	The Schedules hereto are an integral part of this Agreement and any references to this Agreement includes this Agreement and the Schedules as a whole.

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9.2	The Borrower and the Bank designate this Agreement as a Finance Document under the Finance Contract.
10.	Amendments in written form

Any amendment to, or waiver in relation to or modification of, this Agreement, including this Clause 10 (Amendments in written form), shall be effective only if made in writing and signed by each Party.

11.	Notices

Any notice or other communication given under this Agreement must be in writing.

Notices and other communications, for which fixed periods are laid down in this Agreement or which themselves fix periods binding on the addressee, may be made by hand delivery, registered letter or facsimile. Such notices and communications shall be deemed to have been received by the other Party on the date of delivery in relation to a hand-delivered or registered letter or on receipt of transmission in relation to a facsimile.

Other notices and communications may be made by hand delivery, registered letter or facsimile or, to the extent agreed by the Parties by written agreement, by email or other electronic communication.

Without affecting the validity of any notice delivered by facsimile according to the paragraphs above, a copy of each notice delivered by facsimile shall also be sent by letter to the relevant Party on the next following Business Day at the latest.

Notices issued by the Borrower or any Guarantor pursuant to any provision of this Agreement shall, where required by the Bank, be delivered to the Bank together with satisfactory evidence of the authority of the person or persons authorised to sign such notice on behalf of the Borrower or such Guarantor, as applicable, and the authenticated specimen signature of such person or persons.

12.	Invalidity

If at any time any term of this Agreement is or becomes illegal, invalid or unenforceable in any respect, or this Agreement is or becomes ineffective in any respect, under the laws of any jurisdiction, such illegality, invalidity, unenforceability or ineffectiveness shall not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other term of this Agreement or the effectiveness in any other respect of this Agreement in that jurisdiction; or
(b)	the legality, validity or enforceability in other jurisdictions of that or any other term of this Agreement or the effectiveness of this Agreement under the laws of such other jurisdictions.
13.	Entire Agreement

This Agreement constitutes the entire agreement between the Parties in relation to its subject matter, and supersedes any previous agreement, whether express or implied, on the same matter.

14.	Counterparts

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument.

15.	Governing Law

This Agreement and any non-contractual obligations arising out of or in connection with this Agreement shall be governed the laws of England and Wales.

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16.	Jurisdiction
(a)	The courts of England and Wales have exclusive jurisdiction to settle any dispute (a "Dispute") arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or the consequences of its nullity) or any non-contractual obligation arising out of or in connection with this Agreement.
(b)	The Parties agree that the courts of England and Wales are the most appropriate and convenient courts to settle Disputes between them and, accordingly, no Party will argue to the contrary.
(c)	Without prejudice to any other mode of service allowed under any relevant law, each of the Borrower and each Guarantor irrevocably appoints Vistra (UK) Ltd., 3rd Floor 11-12 St. James’s Square London SW1Y, United Kingdom as its agent of service for the purposes of accepting service on its behalf of any writ, notice, order, judgment or other legal process. Each of the Borrower and each Guarantor agrees that failure by a process agent to notify it of the process will not invalidate the proceedings concerned.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

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Signatures

The Borrower

For and on behalf of

CURETIS GMBH

/s/ Albert Weber	/s/ Johannes Bacher
Name: Albert Weber	Name: Johannes Bacher
Title: Managing Director	Title: Managing Director

The Guarantors

For and on behalf of

OpGen INC

/s/ Oliver Schacht	/s/ Albert Weber
Name: Oliver Schacht	Name: Albert Weber
Title: Chief Executive Officer	Title: Chief Financial Officer

Ares Genetics GmbH

/s/ Arne Materna
Name: Dr. Arne Materna
Title: Managing Director

The Bank

For and on behalf of

THE EUROPEAN INVESTMENT BANK

/s/ Maria-Teresa Massaad	/s/ Oksana Vlasenko
Name: Maria-Teresa Massaad	Name: Oksana Vlasenko
Title: Head of Division	Title: Investment Officer